EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-115570, Form S-8 No. 33-40102, Form S-8 No. 33-98944, Form S-8 No. 33-99218, Form S-8 No. 333-52047, Form S-8 No. 333-66284, Form S-8 No. 333-66286, Form S-8 No. 333-66322, Form S-8 No. 333-123223, Form S-8 No. 333-150961, Form S-8 No. 333-161436, Form S-8 No. 333-161441, Post-Effective Amendment to Form S-4 on Form S-8 No. 333-158974, and Form S-3 No. 333-133876) of Pulte Homes, Inc. and in the related Prospectuses of our reports dated February 19, 2010, with respect to the consolidated financial statements of Pulte Homes, Inc., and the effectiveness of internal control over financial reporting of Pulte Homes, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Detroit, Michigan

February 19, 2010

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